UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☐	Soliciting Materials Pursuant to §240.14a-12

IMPRIMIS PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

The Board of Directors of Imprimis Pharmaceuticals, Inc. (the "Company") has approved amendments to the Company's Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”) to (i) increase the number of shares of common stock available for issuance under the Plan from 2,400,000 shares to 5,000,000 shares and (ii) increase the maximum number of shares of restricted stock or restricted stock units intended to be “performance-based compensation” that may be granted to an individual in a calendar year from 600,000 shares per year to 1,250,000 shares per year (collectively, the “Plan Amendments”).  The Board's action to amend the Plan as provided by the Plan Amendments is subject to the approval of the Company's stockholders.

The Board of Directors considers the Plan Amendments desirable to provide maximum flexibility with respect to the Company's ability to compensate its current and future employees, consultants and directors.  We urge you to read the accompanying Consent Solicitation Statement carefully, as it contains a detailed explanation of the Plan Amendments and the reasons for the Plan Amendments.  The Board of Directors believes the Plan Amendments are in the best interest of the Company and its stockholders.

We intend to commence mailing of this Consent Solicitation Statement and accompanying voting card on or about September 12, 2013. This Consent Solicitation Statement is being mailed to the holders of record of our common stock as of the close of business on September 10, 2013. The written consent of stockholders representing a majority of the outstanding shares of our common stock is required to approve the Plan Amendments.

If you approve of the Plan Amendments, please provide your consent as soon as possible.

Sincerely,

/s/ Robert J. Kammer
Robert J. Kammer Chairman of the Board of Directors

IMPORTANT NOTICE REGARDING AVAILABILITY OF CONSENT SOLICITATION MATERIALS:
The Consent Solicitation Statement and voting card are available at www.proxyvote.com.
September 12, 2013

12626 High Bluff Drive, Suite 150
San Diego, CA 92130

CONSENT SOLICITATION STATEMENT

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the stockholders of Imprimis Pharmaceuticals, Inc. (the "Company," "we," "us," and "our") to amend our Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”).  The proposed amendments to the Plan would (i) increase the number of shares of common stock available for issuance under the Plan from 2,400,000 to 5,000,000 and (ii) increase the maximum number of shares of restricted stock or restricted stock units intended to be “performance-based compensation” that may be granted to an individual in a calendar year from 600,000 shares to 1,250,000 shares (collectively, the “Plan Amendments”).

We intend to commence mailing of this Consent Solicitation Statement on September 12, 2013 to the holders of record of our common stock as of the close of business on September 10, 2013. We sometimes refer to September 10, 2013 as the "record date." Written consents of stockholders representing a majority of the shares of common stock outstanding on the record date are required to approve the Plan Amendments.

General

The Board of Directors is seeking stockholder approval of the Plan Amendments by written consent, rather than by calling a special meeting of stockholders.  Written consents are being solicited from all of our stockholders pursuant to Section 228 of the Delaware General Corporation Law.

Stockholder approval will be effective upon delivery to us of affirmative written consents that have not been previously revoked representing at least a majority of the Company's outstanding shares of common stock, provided that such affirmative written consents are received by us prior to November 9, 2013.

Who May Vote

Only stockholders of record as of the record date of September 10, 2013 are entitled to consent to the Plan Amendments. Stockholders are entitled to one vote for each outstanding shares of common stock held by them on the record date.

There were approximately 8,961,583 shares of the Company's common stock issued and outstanding on the record date.  Consent may be given by any person in whose name shares of the Company’s common stock stand on the books of the Company as of the record date, or by his or her duly authorized agent.

If you are the record holder of the Company’s common stock, you may provide your consent through the internet at www.proxyvote.com, or mail the enclosed consent card to us at:

Vote Processing
c/o Broadridge Financial Solutions
51 Mercedes Way
Edgewood, NY 11717

IF YOU HOLD YOUR STOCK IN "STREET NAME", YOU MUST INSTRUCT YOUR BROKER OR NOMINEE AS TO HOW TO VOTE YOUR SHARES. IF YOU FAIL TO DO SO, YOUR BROKER OR NOMINEE MAY NOT VOTE YOUR STOCK WITH RESPECT TO THE PLAN AMENDMENTS.

Vote Required

We must receive written consents that have not been previously revoked representing a majority of the outstanding shares of our common stock for approval of the Plan Amendments.  Accordingly, a written consent that has been signed, dated and delivered to us with the “against” or “abstain” boxes checked or without any of the boxes checked will have the same effect as a vote against the Plan Amendments. We will be authorized to effect the Plan Amendments when we have received written consents from stockholders representing a majority of the voting power of our outstanding common stock.

Revocation of Consent

You may withdraw or change your written consent at any time prior to the date and time we receive affirmative written consents that have not been previously revoked representing at least a majority of the Company's outstanding shares of common stock. To revoke your consent, you must date, sign and deliver to us a written notice of revocation before the time we have received written consents from stockholders representing a majority of the outstanding shares of common stock.

Appraisal Rights

Stockholders who abstain from consenting with respect to the Plan Amendments, or who withhold consent to the Plan Amendments, do not have the right to an appraisal of their shares of common stock, or any similar dissenters' rights under applicable law.

Expenses of this Solicitation

This solicitation is being made by the Board of Directors of the Company, and the Company will bear the costs of the solicitation, including preparation, printing and mailing costs.  Written consents will be solicited principally through the mail, but our directors, officers and employees may solicit written consents personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these consent solicitation materials to stockholders whose stock in the Company is held of record by such entities, and we will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.  In addition, we may pay for and utilize the services of individuals or companies we do not regularly employ in connection with this consent solicitation, if management determines it advisable.

Interest of Certain Persons in Matters to be Acted Upon

Other than as described below under “Proposed Amendments to the Company’s 2007 Stock Incentive and Awards Plan,” no director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the action taken by our stockholders which is not shared by all other stockholders.

IMPORTANT NOTICE REGARDING AVAILABILITY OF CONSENT SOLICITATION MATERIALS:
The Consent Solicitation Statement and Form of Consent are available at www.proxyvote.com.

PROPOSED AMENDMENTS TO THE COMPANY’S 2007 INCENTIVE STOCK AND AWARDS PLAN

The 2007 Incentive Stock and Awards Plan (as amended and restated, the “Plan”) was originally approved by the Board of Directors and the stockholders of the Company on September 17, 2007 and was subsequently amended on November 5, 2008, January 25, 2012 and July 18, 2012. In addition, on May 2, 2013, the Board of Directors approved the amendment and restatement of the Plan to provide for (a) the issuance of restricted stock units (in addition to the previously authorized options and restricted stock) and (b) the incorporation of the prior three stockholder-approved amendments to the Plan.

On May 2, 2013, the Board of Directors approved amendments to the Plan to:

(i)	increase the number of shares issuable under the Plan from 2,400,000 shares to 5,000,000 shares; and

(ii)
increase the maximum number of shares of restricted stock or restricted stock units intended to be “performance-based compensation” that may be granted to an individual in a calendar year from 600,000 shares to 1,250,000 shares.

We refer to (i) and (ii) above as the “Plan Amendments”.  The Plan Amendments are set forth on Annex A hereto, and are reflected as underlined text.  The Plan Amendments must be approved by the Company’s stockholders.

On May 2, 2013, the Company entered into an amended and restated employment agreement with Mark L. Baum, our Chief Executive Officer and director, with respect to his employment as Chief Executive Officer. Mr. Baum’s amended and restated employment agreement provided for the issuance of 180,000 stock options and 200,000 restricted stock units under the Plan, effective May 2, 2013. The stock options vest on a quarterly basis over three years and have an exercise price of $8.99 per share (the closing price of the Company’s common stock on the date of grant) and the restricted stock units vest on the third anniversary of the employment agreement, in each case provided that Mr. Baum is employed with the Company on the applicable vesting date. In addition, on May 2, 2013, the Board approved the grant to Mr. Baum of a performance-based restricted stock unit award (the “Performance Equity Award”) comprised of up to 1,050,000 performance-based restricted stock units. The Performance Equity Award vests three years from the date of grant contingent upon the satisfaction of certain performance-based vesting criteria during the three year period. The performance-based vesting criteria are broken into five equal tranches and require that the Company achieves and maintains certain stock price targets ranging from $10 per share to $30 per share during the three year period following the grant date. With certain limited exceptions, Mr. Baum must be employed with the Company on the third anniversary of the grant date in order for the Performance Equity Award to vest.  These market-based vesting conditions are set forth below:

Tranche	Number of Shares	Target Share Price
Tranche 1	19.05% of the Performance Equity Award granted	$10.00 or greater
Tranche 2	19.05% of the Performance Equity Award granted	$15.00 or greater
Tranche 3	19.05% of the Performance Equity Award granted	$20.00 or greater
Tranche 4	19.05% of the Performance Equity Award granted	$25.00 or greater
Tranche 5	23.80% of the Performance Equity Award granted	$30.00 or greater

For each respective tranche to vest the following conditions must be met: (i) the Company’s common stock must have an official closing price at or above the Target Share Price for the respective tranche (each such date, a “Trigger Date”);  (ii) during the period that includes the Trigger Date and the immediately following 19 trading days (the “Measurement Period”), the arithmetic mean of the 20 closing prices of the Company’s common stock during the Measurement Period must be at or above the Target Share Price for such tranche; and (iii) with certain limited exceptions, Mr. Baum must be in continuous service with the Company through the third anniversary of the grant date.  Any unvested restricted stock units under the Performance Equity Award will be forfeited on the third anniversary of the grant date.  In addition, the Performance Equity Award contains an incentive recoupment (or “clawback”) provision that provides for Mr. Baum’s forfeiture or repayment of the benefits granted under the Performance Equity Award under certain circumstances.

Under the terms of the employment agreement with Mr. Baum, the earning and issuance of any shares under the Performance Equity Award that would exceed the number of shares available for grant and/or the applicable annual per person grant limit for performance-based restricted stock units under the Plan are subject to approval by the Company’s stockholders of an increase in the number of shares available for grant and the applicable annual per person grant limit for performance-based restricted stock units under the Plan.   The Board approved such increases on May 2, 2013.  The current per person grant limit under the Plan for grants of performance-based restricted stock units is 600,000 shares.  As a result, if the Plan Amendments are not approved by the Company’s stockholders, Mr. Baum will only be entitled to receive a maximum of 600,000 performance-based restricted stock units pursuant to the Performance Equity Award.

Effective upon approval of the Plan Amendments by the Company’s stockholders and the subsequent grant of the remaining 450,000 performance-based restricted stock units pursuant to the Performance Equity Award, Mr. Baum has agreed to cancel 120,000 unvested restricted stock units previously granted to him in July 2012.

The Compensation Committee believes that the full Performance Equity Award provides a strong incentive to Mr. Baum to increase stockholder value over both the short and long term.

As of September 10, 2013, the Plan had 138,339 shares available for future awards (assuming that only 600,000 restricted stock units included in the Performance Equity Award described above are treated as grants under the Plan). As a result, the Board will be unable to grant awards with respect to more than 138,339 shares of the Company’s common stock under the Plan to the Company’s current and future employees, consultants and directors unless the Plan Amendments are approved by the stockholders. Following the effective date of the Plan Amendments, the Plan will have 2,288,339 shares available for future awards (assuming no grants are made between the date of this Consent Solicitation Statement and the date of stockholder approval of the Plan Amendments).

As of September 6, 2013, there were 8,961,583 shares of the Company's common stock issued and outstanding and the closing price of a share of our common stock was $6.35 per share.  If stockholders approve the proposed amendment to increase the number of shares available for issuance under the Plan, the additional reserve of 2,600,000 shares will constitute approximately 29% of the Company’s shares outstanding as of September 6, 2013, based on 8,961,583 shares of common stock outstanding as of September 6, 2013. The Board considered the potential dilution to the Company’s stockholders when determining that the Plan Amendments are in the best interests of the Company and its stockholders and approving the Plan Amendments.  The Board believes that the Plan Amendments will allow us to continue to use the Plan to attract and retain key talent, and help align the interests of our employees, non-employee directors and consultants with our stockholders.

The Board of Directors recommends that stockholders vote FOR the Plan Amendments.

The following is a summary of the principal terms of the Plan, as amended by the Plan Amendments.

General

Purpose. The Plan is intended to provide an incentive, to retain the Company’s officers, directors, employees, consultants and advisors, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. It is further intended that certain options granted pursuant to the Plan constitute incentive stock options (the “Incentive Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986 (the “Code”) while certain other options granted pursuant to the Plan will be nonqualified stock options (the “Nonqualified Options”). Incentive Options and Nonqualified Options are hereinafter referred to collectively as “Options.”

Administration. The Board has appointed and maintained the Compensation Committee as administrator of the Plan (the “Committee”), which will serve at the pleasure of the Board. The Committee, subject to certain provisions of the Plan, has full power and authority to designate recipients of Options, restricted stock (“Restricted Stock”) and restricted stock units (“Restricted Stock Units”) and to determine the terms and conditions of the respective Option, Restricted Stock and Restricted Stock Unit agreements (which need not be identical) and to interpret the provisions and supervise the administration of the Plan. The Committee also has the authority to designate which Options granted under the Plan will be Incentive Options and which will be Nonqualified Options. In the event that for any reason the Committee is unable to act or if there shall be no such Committee, or if the Board otherwise determines to administer the Plan, then the Plan shall be administered by the Board, and references herein to the Committee shall be deemed to be references to the Board.

Eligible Participants. The persons eligible for participation in the Plan as recipients of Options (the “Optionees”) or Restricted Stock or Restricted Stock Units (the “Grantees” and together with Optionees, the “Participants”) include directors, officers and employees of, and consultants and advisors to, the Company or any subsidiary; provided that Incentive Options may only be granted to employees of the Company and any subsidiary. The Plan currently has 19 participants.

Shares of the Company’s Common Stock Authorized under the Plan. The Plan currently authorizes the grant of awards to Participants with respect to a maximum of 2,400,000 shares of Common Stock, which will increase to 5,000,000 as of the effective date of the Plan Amendments. Should any Option or award of Restricted Stock or Restricted Stock Units expire or be canceled prior to its exercise or vesting in full or should the number of shares of Stock to be delivered upon the exercise or vesting in full of an Option or award of Restricted Stock or Restricted Stock Units be reduced for any reason, the shares of Stock theretofore subject to such Option, Restricted Stock or Restricted Stock Units may be subject to future Options, Restricted Stock or Restricted Stock Units under the Plan.

As of September 10, 2013, of the 2,400,000 shares reserved for issuance under the Plan (without giving effect to the Plan Amendments), 2,261,661 shares were subject to outstanding awards (assuming that only 600,000 restricted stock units included in the Performance Equity Award described above are treated as grants under the Plan) and 138,339 shares remained available for grant. As of September 10, 2013, approximately 19 current and former employees, non-employee directors and consultants had been granted currently outstanding awards under the Plan.  The shares subject to awards under the Plan may be either authorized and unissued shares or previously issued shares we re-acquired.

Effective Date and Duration of the Plan. The effective date of the Plan is September 17, 2007. No Option or award of Restricted Stock or Restricted Stock Unit will be granted pursuant to the Plan on or after the date which is ten years from the effective date of the Plan, but Options and awards of Restricted Stock theretofore granted may extend beyond that date.

Terms and Conditions of Options

Option Price. The purchase price of each share of the Company’s common stock (the “Common Stock”) purchasable under an Incentive Option is determined by the Committee at the time of grant, but will not be less than 100% of the Fair Market Value (as defined below) of such share of Common Stock on the date the Option is granted; provided, however, that with respect to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, the purchase price per share of Common Stock will be at least 110% of the Fair Market Value per share of Common Stock on the date of grant. The purchase price of each share of Common Stock purchasable under a Nonqualified Option will not be less than 100% of the Fair Market Value of such share of Common Stock on the date the Option is granted. “Fair Market Value” means the closing price on the day of the grant of the Option or Restricted Stock on the principal securities exchange on which shares of our Common Stock are listed (if the shares of Common Stock are so listed), or on The NASDAQ Global Select Market, The NASDAQ Global Market, or The NASDAQ Capital Market of The NASDAQ Stock Market LLC or OTC Bulletin Board (if the shares of Common Stock are regularly quoted on The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC or OTC Bulletin Board, as the case may be), or, if no closing price was reported on that date, as applicable, on the last trading date such closing price was reported, or, if not so listed, the mean between the closing bid and asked prices of publicly traded shares of our Common Stock in the over the counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Code.

Option Term. The term of each Option will be fixed by the Committee, but no Option may be exercisable more than ten years after the date such Option is granted. Further, in the case of an Incentive Option granted to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any subsidiary, no such Incentive Option may be exercisable more than five years after the date such Incentive Option is granted.

Exercisability. Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at the time of grant; provided, however, that in the absence of any Option vesting periods designated by the Committee at the time of grant, Options will vest and become exercisable as to one-third of the total number of shares subject to the Option on each of the first, second and third yearly anniversaries of the date of grant; and provided further that no Options may be exercisable until such time as any vesting limitation required by Section 16 of the Securities Exchange Act of 1934, and related rules, will be satisfied if necessary for continued validity of the exemption provided under Rule 16b-3(d)(3).

Upon the occurrence of a “Change in Control” (as defined in the Plan), the Committee may accelerate the vesting and exercisability of outstanding Options, in whole or in part, as determined by the Committee in its sole discretion. In its sole discretion, the Committee may also determine that, upon the occurrence of a Change in Control, each outstanding Option will terminate within a specified number of days after notice to the Optionee thereunder, and each such Optionee will receive, with respect to each share of Common Stock subject to such Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to such Change in Control over the exercise price per share of such Option; such amount may be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee may determine in its sole discretion. If Change of Control is defined in an employment agreement between the Company and an Optionee, then, with respect to such Optionee, Change of Control will have the meaning ascribed to it in such employment agreement.

Method of Exercise. Options to the extent then exercisable may be exercised in whole or in part at any time during the option period, by giving written notice to the Company specifying the number of shares of Common Stock to be purchased, accompanied by payment in full of the purchase price, in cash, or by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may be made at the election of the Optionee (i) in the form of Common Stock owned by the Optionee (based on the Fair Market Value of the Common Stock which is not the subject of any pledge or security interest), (ii) in the form of shares of Common Stock withheld by the Company from the shares of Common Stock otherwise to be received with such withheld shares of Common Stock having a Fair Market Value equal to the exercise price of the Option, or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Company is at least equal to such exercise price. An Optionee will have the right to dividends and other rights of a stockholder with respect to shares of Common Stock purchased upon exercise of an Option at such time as the Optionee (i) has given written notice of exercise and has paid in full for such shares, and (ii) has satisfied such conditions that may be imposed by the Company with respect to the withholding of taxes.

Non-transferability of Options. Options are not transferable and may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution. The Committee, in its sole discretion, may permit a transfer of a Nonqualified Option to (i) a trust for the benefit of the Optionee, (ii) a member of the Optionee’s immediate family (or a trust for his or her benefit) or (iii) pursuant to a domestic relations order. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Option contrary to the provisions of the Plan will be void and ineffective and will give no right to the purported transferee.

Termination by Death. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Company or any subsidiary terminates by reason of death, the Option may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee may determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year after the date of such death or until the expiration of the stated term of such Option as provided under the Plan, whichever period is shorter.

Termination by Reason of Disability. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Company or any subsidiary terminates by reason of Disability (as defined below), then any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee may determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee will thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year after the date of such death or for the stated term of such Option, whichever period is shorter. “Disability” means an Optionee’s total and permanent disability; provided that if Disability is defined in an employment agreement between the Company and the relevant Optionee, then, with respect to such Optionee, Disability will have the meaning ascribed to it in such employment agreement.

Termination by Reason of Retirement. Unless otherwise determined by the Committee, if any Optionee’s employment with or service to the Company or any subsidiary terminates by reason of Normal or Early Retirement (as such terms are defined below), any Option held by such Optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement (or on such accelerated basis as the Committee may determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever date is earlier; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee will thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one (1) year after the date of such death or for the stated term of such Option, whichever period is shorter. “Normal Retirement” is defined as retirement from active employment with the Company or any subsidiary on or after the normal retirement date specified in the applicable Company or subsidiary pension plan or if there is no such pension plan, age 65. “Early Retirement” is defined as retirement from active employment with the Company or any subsidiary pursuant to the early retirement provisions of the applicable Company or subsidiary pension plan or if there is no such pension plan, age 55.

Other Terminations. Unless otherwise determined by the Committee upon grant, if any Optionee’s employment with or service to the Company or any subsidiary is terminated by such Optionee for any reason other than death, Disability, Normal or Early Retirement or Good Reason (as defined in the Plan), the Option will thereupon terminate, except that the portion of any Option that was exercisable on the date of such termination of employment or service may be exercised for the lesser of ninety (90) days after the date of termination or the balance of such Option’s term, which ever period is shorter. The transfer of an Optionee from the employ of or service to the Company to the employ of or service to a subsidiary, or vice versa, or from one subsidiary to another, will not be deemed to constitute a termination of employment or service for purposes of the Plan. Notwithstanding the foregoing, in the event that the Optionee’s employment or service with the Company or any subsidiary is terminated by the Company or such subsidiary for Cause (as defined in the Plan), any unexercised portion of any Option will immediately terminate in its entirety.

Limit on Value of Incentive Stock Option. The aggregate Fair Market Value, determined as of the date an Incentive Option is granted, of Common Stock for which Incentive Options are exercisable for the first time by any Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company or any subsidiary) shall not exceed $1,000,000.

Benefits to Directors, Named Executive Officers and Others.  The table below shows the number of shares of common stock subject to option grants granted under the Plan to the Company’s current directors, named executive officers and the other individuals and groups indicated from the Plan’s inception through September 6, 2013, including any awards that were subsequently cancelled or surrendered for taxes.

Name and principal position	Number of Shares Subject to Options Under the Plan
Mark L. Baum, J.D., Chief Executive Officer	390,000
Joachim P.H. Schupp, M.D., Chief Medical Officer	100,000
Andrew R. Boll, CMA, Vice-President, Accounting and Public Reporting	105,000
All current executive officers as a group	595,000
All non-employee directors as a group	346,976
All employees, other than current executive officers, as a group	370,653

Terms and Conditions of Restricted Stock and Restricted Stock Units

Restricted Stock and Restricted Stock Units may be granted under the Plan aside from, or in association with, any other award and is subject to the following conditions and may contain such additional terms and conditions (including provisions relating to the acceleration of vesting of Restricted Stock or Restricted Stock Units upon a Change of Control), not inconsistent with the terms of the Plan, as the Committee deems desirable:

Grantee rights. A Grantee has no rights to an award of Restricted Stock unless and until Grantee accepts the award within the period prescribed by the Committee and, if the Committee deems desirable, makes payment to the Company in cash, or by check or such other instrument as may be acceptable to the Committee. After acceptance and issuance of a certificate or certificates, as provided for below, the Grantee will have the rights of a stockholder with respect to Restricted Stock subject to the non-transferability and forfeiture restrictions described below.

Issuance of Certificates. The Company will issue in the Grantee’s name a certificate or certificates for the shares of Common Stock associated with the award promptly after the Grantee accepts such award.

Forfeitability, Non-transferability of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and Restricted Stock Units are forfeitable until the terms of the Restricted Stock or Restricted Stock Unit grant have been satisfied. Shares of Restricted Stock are not transferable until the date on which the Committee has specified such restrictions have lapsed. Unless otherwise provided by the Committee at or after grant, distributions in the form of dividends or otherwise of additional shares or property in respect of shares of Restricted Stock will be subject to the same restrictions as such shares of Restricted Stock.

Change of Control. Upon the occurrence of a Change in Control as defined in the Plan, the Committee may accelerate the vesting of outstanding Restricted Stock and Restricted Stock Units, in whole or in part, as determined by the Committee, in its sole discretion.

Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event the Grantee ceases to be an employee or otherwise associated with the Company for any other reason, all shares of Restricted Stock and Restricted Stock Unit theretofore awarded to him which are still subject to restrictions will be forfeited and the Company will have the right to complete a blank stock power relating to such shares. The Committee may provide (on or after grant) that restrictions or forfeiture conditions relating to shares of Restricted Stock and Restricted Stock Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

Section 162(m) of the Code.

Under the Plan, the maximum number of shares with respect to which Options may be granted to an Optionee during a calendar year is 600,000 shares.  In addition, in connection with an Optionee’s commencement of employment or service with the Company, an Optionee may be granted Options for up to an additional 200,000 shares, which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the Committee in the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the shares. Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which Options may be granted to eligible Participants under the Plan during a specified period. Compensation paid pursuant to Options granted under the Plan and with an exercise price equal to the Fair Market Value of the shares on the date of grant is deemed to be inherently performance-based, since such awards provide value to Participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any Option is canceled, the canceled Option shall continue to count against the maximum number of shares with respect to which an Option may be granted to an eligible Participant.

For awards of Restricted Stock and Restricted Stock Units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a Participant during a calendar year without giving effect to the Plan Amendments is 600,000 shares. After giving effect to the Plan Amendments, the maximum number of shares subject to such awards that may be granted to a Participant in a calendar year would be 1,250,000 shares.  The foregoing limitations shall be adjusted proportionately by the Committee in the event of a merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the shares. In order for Restricted Stock or Restricted Stock Units to qualify as performance-based compensation, the Committee must establish a performance goal with respect to such award in writing not later than ninety (90) days after the commencement of the services to which it relates (or, if earlier, the date after which twenty-five percent (25%) of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three (3) other most highly compensated officers of the Company other than the chief financial officer.

The Plan includes the following performance criteria that may be considered by the Committee when granting performance-based awards: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Subsidiaries and/or any individual business units of the Company or any Subsidiary. The performance criteria may be applicable to the Company or any subsidiary of the Company, and/or any individual business units of the Company or any subsidiary of the Company.

Other Provisions

Capital Change of the Company. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock, the Committee will make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Options granted under the Plan, to the end that after such event each Optionee’s proportionate interest will be maintained (to the extent possible) as immediately before the occurrence of such event. The Committee will, to the extent feasible, make such other adjustments as may be required under the tax laws so that any Incentive Options previously granted will not be deemed modified within the meaning of Section 424(h) of the Code. Appropriate adjustments will also be made in the case of outstanding Restricted Stock granted under the Plan. The adjustments described above will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an Incentive Option) and Section 409A of the Code.

Amendment and Termination. The Board may amend, suspend, or terminate the Plan, except that no amendment may be made that would impair the rights of any Participant under any Option or Restricted Stock granted without the Participant’s consent, and except that no amendment may be made without the approval of the stockholders of the Company that would:

●	materially increase the number of shares that may be issued under the Plan;

●	materially increase the benefits accruing to the Participants under the Plan;

●	materially modify the requirements as to eligibility for participation in the Plan;

●
decrease the exercise price of an Incentive Option to less than 100% of the Fair Market Value per share of Common Stock on the date of grant thereof or the exercise price of a Nonqualified Option to less than 100% of the Fair Market Value per share of Common Stock on the date of grant thereof;

●	extend the term of any Option beyond that provided for in the Plan or by the Committee; or

●	except as otherwise provided for in the Plan, reduce the exercise price of outstanding Options or effect re-pricing through cancellations and re-grants of new Options.

Subject to the forgoing, the Committee may amend the terms of any Option theretofore granted, prospectively or retrospectively, but no such amendment may impair the rights of any Optionee without the Optionee’s consent.

Amended Plan Benefits

The grant of awards under the Plan to eligible Participants is subject to the discretion of the Committee. As such, with the exception of the following grants, it is not possible to determine the benefits or the amounts to be received under the Plan by the Company’s officers, directors, employees, consultants and advisors:

New Plan Benefits

Other than the grant of the Performance Equity Award to Mr. Baum (as described above and as set forth in the table below), equity-based or cash compensation awards to be granted in the future to eligible individuals, including current and future employees, officers and directors, under the Plan as amended by the Plan Amendments cannot be determined at this time, as actual awards will be made at the discretion of the Compensation Committee. Our executive officers and directors have a financial interest in this proposal because it would increase the number of shares available for issuance under the Plan to directors, executive officers, other employees and consultants. For an understanding of the equity-based compensation awards made in the past to our executives under the Plan, see the table Outstanding Equity Awards at 2012 Fiscal Year-End.

Name and Position	Dollar Value of RSUs (2)	Number of RSUs
Mark L. Baum, Chief Executive Officer(1)	$892,000	450,000
Executive Group(1)	$892,000	450,000
Non-Employee Director Group	N/A	N/A
Non-Executive Officer Employee Group	N/A	N/A

(1)
Represents 450,000 performance-based restricted stock units granted to Mr. Baum that will be ratified if the Plan Amendments are approved by stockholders. If the Plan Amendments are not approved by stockholders, the initial grant to Mr. Baum of the 450,000 performance-based restricted stock units that are in excess of the current annual per person limit and/or the Plan share reserve in the current Plan will be deemed void and these restricted stock units will instead likely be granted to Mr. Baum in a subsequent fiscal year or years as shares become available for grant under the Plan.

(2)
According to accounting principles generally accepted in the United States, equity based awards offered under a stock plan that is subject to stockholder approval are not considered granted until the approval is obtained.  As such, the unaudited valuation of this equity award is management’s estimate of its current value and provided without audit; the actual value of the equity award is subject to change following stockholder approval and determination of the actual grant date.

What happens if the Plan Amendments do not receive stockholder approval?

If the Plan Amendments are not approved by stockholders, the current Plan would remain in effect.  If the proposal to increase the number of shares authorized for grant under the Plan is not approved by the stockholders, the Company will be severely limited in its ability to make future grants of stock options, restricted stock units, and other grants under the Plan to employees, directors and consultants.  In order to fairly compensate these individuals for their services to the Company, the Company may need to increase the amount of cash compensation paid to such individuals.  In addition, if one or both of the Plan Amendments are not approved by the stockholders, the initial grant to Mr. Baum of the 450,000 performance-based restricted stock units that are in excess of the current annual per person limit and/or the Plan share reserve in the current Plan will be deemed void and the 450,000 restricted stock units in excess of the current per person grant limit for performance-based restricted stock units will instead likely be granted to Mr. Baum in a subsequent fiscal year or years, as shares become available for grant under the Plan.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the Plan transactions is based upon federal income tax laws in effect on the date of this Consent Solicitation Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Options. The grant of a Nonqualified Option under the Plan will not result in any federal income tax consequences to the Participant or to the Company. Upon exercise of a Nonqualified Option, the Participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the Fair Market Value of the shares of Common Stock at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the Participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the Participant’s total compensation is deemed reasonable in amount. Any gain or loss on the Participant’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

Incentive Options. The grant of an Incentive Option under the Plan will not result in any federal income tax consequences to the Participant or to the Company. A Participant recognizes no federal taxable income upon exercising an Incentive Option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an Incentive Option, the tax consequences depend upon how long the Participant has held the shares. If the Participant does not dispose of the shares within two years after the Incentive Option was granted, nor within one year after the Incentive Option was exercised, the Participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the Participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the Fair Market Value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the Participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Participant’s total compensation is deemed reasonable in amount.

The “spread” under an Incentive Option—i.e., the difference between the Fair Market Value of the shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a Participant’s alternative minimum tax liability exceeds such Participant’s regular income tax liability, the Participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to Incentive Options, the Participant must sell the shares within the calendar year in which the Incentive Options are exercised. However, such a sale of shares within the year of exercise will constitute a disqualifying disposition, as described above.

Restricted Stock. The grant of Restricted Stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the Fair Market Value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the Participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of Restricted Stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such Restricted Stock is granted, the amount equal to the spread between the amount paid for such stock and the Fair Market Value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the Restricted Stock is issued.

Restricted Stock Units.  With respect to awards of restricted stock units, no taxable income is reportable when the restricted stock units are granted to a participant or upon vesting of the restricted stock units. Upon settlement, the recipient will recognize ordinary income in an amount equal to the value of the payment received pursuant to the restricted stock units. The ordinary income recognized by a recipient that is an employee or former employee will be subject to tax withholding by the Company.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE PLAN AMENDMENTS

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation earned by or awarded or paid to our principal executive officer and our other two most highly compensated executive officers (our “named executive officers”). Also included is compensation information for our Vice President, Accounting and Public Reporting (our Principal Accounting and Financial Officer).

Effective May 7, 2013, Dr. Balbir Brar resigned from his position as President with the Company and no longer serves as an executive officer.  Dr. Brar continues to serve as a Senior Advisor to the Company, focusing on pre-clinical safety matters.

Name and Principal Position	Year	Salary	Stock Awards (1)		Option Awards (2)		All Other Compensation		Total
Mark L. Baum, J.D.	2012	$150,300	$520,000	(3)	$655,773	(4)	-		$1,326,073
Chief Executive Officer	2011	-	-		-		-		-

Joachim P.H. Schupp, M.D.	2012	$178,500	-		$260,100		$29,134	(5)	$467,734
Chief Medical Officer	2011	$38,800	-		$2,192		-		$40,992

Balbir Brar, D.V.M., Ph.D.	2012	$84,000	-		$669,300	(6)	-		$753,300
Former President (8)	2011	-	-		-		-		-

Andrew R. Boll, CMA	2012	$64,500	-		$51,780		$7,524	(7)	$123,804
Vice-President, Accounting and Public Reporting	2011	-	-		-		-		-

(1)
Represents the dollar value of the restricted stock awards calculated on the basis of the fair value of the underlying shares of our common stock on the respective grant dates in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each restricted stock award will depend on the price per share of our common stock at the time shares underlying the restricted stock awards are sold. The actual value realized by an executive may not be at or near the grant date fair value of the restricted stock awarded.

(2)
Reflects the dollar amount of the grant date fair value of awards granted during the respective fiscal years, measured in accordance with Accounting Standards Codification Topic 718 and without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of option awards, refer to Note 7 "Shareholders’ Equity" of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2012 included in our Form 10-K for the year ended December 31, 2012. For a discussion of the material terms of each stock option award, see the table entitled "Outstanding Equity Awards at Fiscal Year End."

(3)
Represents restricted stock units granted to Mr. Baum outside the Plan in connection with his services as our Chief Executive Officer, the vesting of which is subject to certain performance conditions. The value of the award at the grant date assuming that the highest level of the performance conditions will be achieved is the same as reflected in the above table.

(4)
Represents (i) an option to purchase up to 125,000 shares of common stock under the Plan granted on January 25, 2012 for his uncompensated services as Chairman of the Board of Directors and significant ongoing services related, but not limited, to the Company’s emergence from Chapter 11 bankruptcy protection, negotiation with creditors, pursuit of additional financing opportunities and hiring of executive officers, (ii) an option to purchase up to 25,000 shares of common stock under the Plan, which was granted to all of the Company’s directors on April 1, 2012 for their service as directors and which vests in equal installments of 6,250 shares on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013 subject to continued service as a director on each such date, and (iii) an option to purchase up to 60,000 shares of common stock under the Plan granted on April 1, 2012 in connection with his appointment as our Chief Executive Officer.

(5)
Consists of (i) $23,500 paid to an entity beneficially owned by Mr. Schupp for consulting services performed during the fiscal year 2012 prior to his hire as our Chief Medical Officer, and (ii) $5,634 paid for medical and dental insurance premiums.

(6)
Represents (i) an option to purchase up to 225,000 shares of common stock under the Plan granted on January 25, 2012 in connection with his appointment as our President, and (ii) an option to purchase up to 25,000 shares of common stock under the Plan, which was granted to all of the Company’s directors on April 1, 2012 for their service as directors and which vests in equal installments of 6,250 shares on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013 subject to continued service as a director on each such date. On July 25, 2012, Dr. Brar resigned as a director (but continues in his capacity as our President). As a result of such resignation, the 18,750 unvested shares under Dr. Brar’s April 1, 2012 option grant were forfeited, and the 6,250 vested shares under such option remain exercisable until March 22, 2013.

(7)
Consists of (i) $5,000 paid to Mr. Boll for consulting services performed during the fiscal year 2012 prior to his hire as our Vice President, Accounting and Public Reporting, and (ii) $2,524 paid for medical and dental insurance premiums.

(8)
Effective May 7, 2013, Dr. Balbir Brar resigned from his position with the Company and no longer serves as its President. Dr. Brar continues to serve as a Senior Advisor to the Company, focusing on pre-clinical safety matters.

Employment Agreements

Below is a description of employment agreements with our named executive officers and our Vice President, Accounting and Public Reporting (our Principal Accounting and Financial Officer) as in effect during the fiscal year ended December 31, 2012.

Mark L. Baum

On April 1, 2012, the Board of Directors appointed Mr. Mark L. Baum, J.D. as our Chief Executive Officer. Mr. Baum had served as our Chairman of the Board of Directors and principal executive officer and Secretary since December 17, 2011. Concurrently with Mr. Baum’s appointment to Chief Executive Officer, Mr. Baum resigned from his position as Chairman of the Board. Mr. Baum continues to serve as a member of the Board of Directors and as Secretary. Concurrent with his appointment as Chief Executive Officer, we entered into an employment agreement with Mr. Baum, effective as of April 1, 2012, which was subsequently amended and restated on July 24, 2012 (as amended, the “Baum Employment Agreement”). Under the terms of the Baum Employment Agreement, Mr. Baum’s initial base annual salary is $200,400, with a minimum salary increase of no less than 15% annually. Mr. Baum may be eligible, at the sole discretion of the Board, to receive an annual cash bonus of up to 30% of his annual base salary beginning in the fiscal year ending 2013 contingent upon his satisfaction of certain company and individual performance criteria. Mr. Baum may be terminated by us at any time.  Upon the closing of a financing transaction that results in aggregate cash proceeds to the Company of over $5,000,000 at any time after July 24, 2012, Mr. Baum will automatically become entitled to receive a severance package of one year’s base salary and annual bonus in effect at the time of termination and continued Company paid healthcare expenses for one year upon the Company’s termination of Mr. Baum’s employment without cause.

Also on April 1, 2012, the Company granted to Mr. Baum an option to purchase up to 60,000 shares of common stock at an exercise price of $4.50 per share under the. The option terminates on March 31, 2017 and vests over a two year period, with 15,000 options vesting immediately upon issuance and an additional 1,875 options vesting monthly for the next twenty-four months thereafter.  The option vests immediately upon the involuntary termination of Mr. Baum’s employment within 12 months following a change in control, as defined in the Plan.

On January 25, 2012, the Board approved an option grant to Mr. Baum to purchase up to 125,000 shares pursuant to the Plan. The options were issued to Mr. Baum for his uncompensated services as Chairman of the Board of Directors and significant ongoing services related, but not limited to, the Company’s emergence from Chapter 11 bankruptcy protection, negotiation with creditors, pursuit of additional financing opportunities and hiring of executive officers.  The option vests in twelve equal monthly installments commencing on January 25, 2012 and ending on January 25, 2013, and has an exercise price of $2.40.

On July 18, 2012, the Board granted to Mr. Baum, in connection with his services as the Chief Executive Officer of the Company, 160,000 restricted stock units (RSUs) outside of the Plan.  The restricted stock units granted to Mr. Baum are subject to certain performance-based vesting criteria, such that 40,000 RSUs will vest upon the satisfaction of each of the following events:  (i) successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the effective date of the grant; (ii) the Company meets the primary endpoints of its Phase III clinical studies for Impracor; (iii) the Company submits a New Drug Application for Impracor to the U.S. Food and Drug Administration; and (iv) the Company enters into a definitive license, collaboration or similar agreement for Impracor that would reasonably be expected to generate cash flow for the Company.   The RSUs vest in full upon a change in control of the Company.  Effective upon approval of Proposal No. 5 by the Company’s stockholders, Mr. Baum has agreed to forfeit the remaining 120,000 unvested RSUs granted to him in July 2012.

Dr. Joachim Schupp

On February 15, 2012, we entered into an Employment Agreement with Dr. Joachim Schupp in connection with his appointment as our Chief Medical Officer.  Under the terms of his Employment Agreement, Dr. Schupp will receive an initial base salary of $204,000 per year.  Also on February 15, 2012, Dr. Schupp was issued an option to purchase 75,000 shares of common stock with an exercise price of $3.60 per share under the Plan.  The option has a four year term and vests monthly over a 36 month period following the date of grant. The option vests in full upon a change of control as defined in the Plan. Dr. Schupp has agreed to not sell more than 5% of the shares of the Company’s common stock acquired through the exercise of his stock options in any monthly period without the approval of the Board of Directors. We may terminate Dr. Schupp’s employment without notice for cause, and upon 60 days’ notice without cause.  Dr. Schupp’s employment will also terminate upon his death or disability, or Dr. Schupp may terminate his employment upon 60 days’ notice.

Andrew R. Boll, CMA

On January 25, 2012, the Company entered into an Employment Agreement with Mr. Boll, effective as of February 1, 2012. Under the terms of the Employment Agreement, Mr. Boll will receive an initial base salary of $60,000 per year. On January 25, 2012, the Board approved the issuance of an option to purchase 15,000 shares of common stock under the Plan to Mr. Boll, which was granted on February 1, 2012, the date of his employment with the Company.  The option has an exercise price of $3.68 per share, has a four year term and vests monthly over a 36 month period following the date of grant.  The option vests in full upon a change of control as defined in the Plan.  Mr. Boll has agreed to not sell more than 5% of the shares of the Company’s common stock acquired through the exercise of his stock option in any monthly period without the approval of the Board of Directors.  We may terminate Mr. Boll’s employment without notice for cause, and upon 60 days’ notice without cause.  Mr. Boll’s employment will also terminate upon his death or disability, or Mr. Boll may terminate his employment upon 60 days’ notice. On October 1, 2012, Mr. Boll's salary was increased to $90,000 per year.

Amended and Restated Baum Employment Agreement

On May 2, 2013, the Company entered into an amended and restated employment agreement with Mr. Baum with respect to his employment as Chief Executive Officer (the “Restated Baum Employment Agreement”). The Restated Baum Employment Agreement has an initial term of three years and will automatically renew thereafter for consecutive one year terms unless earlier terminated by either party. The agreement provides for an initial annual base salary of $329,000 and a target annual bonus incentive under the Company’s Management Incentive Plan (“MIP”) of 45% of his annual base salary. In connection with the agreement, Mr. Baum was granted a performance-based restricted stock unit award (the “Performance Equity Award”) comprised of up to 1,050,000 performance stock units. As described elsewhere in this Consent Solicitation Statement, these performance stock units will only vest if the Company achieves and maintains certain stock price targets during the three year period following the grant date and are subject to Mr. Baum’s employment with the Company on the third anniversary of the grant date (with certain limited exceptions).  The earning and issuance of any shares under the Performance Equity Award that would exceed the number of shares available for grant and/or the applicable annual per person grant limit under the Plan are subject to approval by the Company’s stockholders of the Plan Amendments.  The Restated Baum Employment Agreement contains restrictions on Mr. Baum’s ability to sell shares received pursuant to any grant made to him under the agreement during the term of the agreement.

In the event the Company terminates Mr. Baum’s employment without Cause (as defined in the Restated Baum Employment Agreement) or Mr. Baum terminates his employment for Good Reason (as defined in the agreement) (a termination without Cause or for Good Reason a “Qualifying Termination”), Mr. Baum will be entitled to (i) accrued and unpaid base salary through the termination date; (ii) a prorated MIP bonus payment for the year in which the termination occurs, (iii) a severance payment equal to the sum of (A) his annual base salary plus (B) one times his actual MIP bonus payment in the two prior years; and (iv) continued group health plan coverage through COBRA for 18 months. In the event of a Qualifying Termination, the Performance Equity Award for which the relevant stock price vesting targets have been satisfied at the time of such Qualifying Termination shall vest immediately. In addition, any Performance Equity Awards for which the relevant stock price vesting targets are satisfied within 12 months following the Qualifying Termination will vest on the date of the satisfaction of such vesting criteria. With respect to the Performance Equity Award, in the event of a Qualifying Termination after the first anniversary and prior to the third anniversary of the grant date and within one year of a change of control, all performance stock units subject to the Performance Equity Award that would have vested prior to such date based on the achievement of the associated Company stock price targets will vest and all performance stock units subject to the Performance Equity Award with an associated stock price target at or below the per share consideration in the Change of Control transaction shall vest in full.

In addition, the Restated Baum Employment Agreement provides for the issuance of 180,000 stock options and 200,000 restricted stock units. The stock options vest on a quarterly basis over three years and have an exercise price of $8.99 per share, the fair market value of the Company’s common stock on the date of grant, and the restricted stock units vest on the third anniversary of the agreement, in each case provided that Mr. Baum is employed with the Company on the applicable vesting date. Mr. Baum will also be eligible for an annual long-term incentive grants at the time grants are generally made to other senior executives.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by our named executive officers and our Vice President, Accounting and Public Reporting serving during the fiscal year ended December 31, 2012.

Option Awards							Stock Awards
	Number of		Number of						Market Value
	Securities		Securities				Number		of Shares or
	Underlying		Underlying				of Shares		Units of
	Unexercised		Unexercised		Option	Option	or Units		Stock that
	Options (#)		Options (#)		Exercise	Expiration	of Stock that		Have Not
Name	Exercisable		Unexercisable		Price ($)	Date	Have Not Vested		Vested(1)
Mark L. Baum, J.D.	114,583	(2)	10,417	(2)	$2.40	1/25/2022	-		-
	31,875	(3)	28,125	(3)	$4.50	3/31/2017	-		-
	18,750	(4)	6,250	(4)	$4.50	3/31/2017	-		-
	-		-		$-	-	160,000	(5)	$1,560,000
Balbir Brar, D.V.M., Ph.D.	68,750	(6)	156,250	(6)	$3.68	1/25/2016	-		-
	6,250	(7)	-		$4.50	-	-		-
Joachim P.H. Schupp, M.D.	22,917	(8)	52,083	(8)	$3.60	2/15/2016	-		-
	493	(9)	-		$4.00	10/5/2014	-		-
Andrew R. Boll, CMA	4,583	(10)	10,417	(10)	$3.68	2/1/2016	-		-

(1) Calculated by multiplying the number of unvested shares by $9.75, the closing price per share of our common stock on December 31, 2012 (which was the last business day of the fiscal year).
(2)
Represents an option granted to Mr. Baum on April 1, 2012 under the Plan for his uncompensated services as Chairman of the Board of Directors and significant ongoing services related, but not limited, to the Company’s emergence from Chapter 11 bankruptcy protection, negotiation with creditors, pursuit of additional financing opportunities and hiring of executive officers. The option vests in 12 equal monthly installments of 10,417 shares commencing on January 25, 2012 and ending on January 25, 2013.

(3)
Represents an option granted to Mr. Baum an April 1, 2012 under the Plan in connection with his appointment as our Chief Executive Officer. The option vests over a two-year period, with 15,000 shares vesting immediately upon issuance and an additional 1,875 shares vesting monthly for the 24 months thereafter.

(4)
Represents an option granted to Mr. Baum an April 1, 2012 under the Plan in connection with his services as a director. The option vests in four equal quarterly installments of 6,250 shares commencing on June 30, 2012.

(5)
Represents restricted stock units granted to Mr. Baum outside the Plan in connection with his services as our Chief Executive Officer. The total award vests as follows: (i) 25% vests on successful completion of a financing that results in aggregate cash proceeds to the Company of at least $5,000,000 at any time following the effective date of the grant; (ii) 25% vests on the Company meeting the primary endpoints of its Phase 3 clinical studies for its drug candidate, Impracor; (iii) 25% vests on the Company submitting a New Drug Application for Impracor to the U.S. Food and Drug Administration; and (iv) 25% vests on the Company entering into a definitive license, collaboration or similar agreement for Impracor that would reasonably be expected to generate cash flow for the Company.

(6)
Represents an option granted to Dr. Brar on January 25, 2012 under the Plan in connection with his appointment as our President. The option vests in equal monthly installments over the 36 month period following the date of grant.

(7)
Represents an option granted to Dr. Brar on April 1, 2012 under the Plan in connection with his former services as a director. The option vests in equal installments of 6,250 shares on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013 subject to continued service as a director on each such date. On July 25, 2012, Dr. Brar resigned as a director (but continues in his capacity as our President). As a result of such resignation, the 18,750 unvested shares under the option were forfeited, and the 6,250 vested shares under the option remain exercisable until March 22, 2013.

(8)
Represents an option granted to Dr. Schupp on February 15, 2012 under the Plan in connection with his appointment as our Chief Medical Officer. The option vests in equal monthly installments over the 36 month period following the date of grant.

(9)
Represents an option granted to Dr. Schupp on December 15, 2011 under the Plan in connection with a release given by Dr. Schupp upon DermaStar’s investment in the Company. The option was 100% vested upon its grant.

(10)
Represents an option granted to Mr. Boll on February 1, 2012 under the Plan in connection with his appointment as our Vice President, Accounting and Public Reporting. The option vests in equal monthly installments over the 36 month period following the date of grant.

Compensation for Service on the Board of Directors during Fiscal Year Ended December 31, 2012

We did not have a set director compensation program in place for the fiscal year ended December 31, 2012; however, the Board of Directors approved the following compensation to our directors for their service as directors during 2012:

On April 1, 2012, the Board of Directors approved the grant to each of our directors on that date, including our employee and non-employee directors, of an option to purchase up to 25,000 shares of our common stock under the Plan (each, a “2012 Director Option”). Dr. Brar, Mr. Baum, Dr. Kammer, Dr. Finnegan and Dr. Abrams each received a 2012 Director Option.  The 2012 Director Options have an exercise price of $4.50 per share and a term of five years, and vested quarterly over a one year period such that options to purchase 6,250 shares vested on each of June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013 (subject to continued service as a director on each such date).  In addition, on April 1, 2012, the Board of Directors approved the grant to director Dr. Abrams of an option to purchase up to 60,000 shares of common stock under the Plan.  The option has an exercise price of $4.50 per share and a term of ten years, and vested in equal monthly installments over a one year period.

On July 26, 2012, in connection with his appointment as a director, the Board of Directors granted to Mr. Austin an option to purchase up to 17,123 shares of our common stock under the Plan. That option has an exercise price of $4.50 per share and a term of five years, and vests in equal monthly installments over a period of one year commencing on January 1, 2013. In addition, the Board of Directors approved our payment to Mr. Austin of a quarterly cash payment of $5,000 for his services as a director and a quarterly cash payment of $1,250 for his services as the chair of the Audit Committee.

On December 14, 2012, in connection with his appointment as a director, the Board of Directors granted to Mr. Bassani an option to purchase up to 7,603 shares of our common stock under the Plan. That option has an exercise price of $10.75 per share and a term of five years, and vests in equal monthly installments over a period of one year commencing on January 1, 2013. In addition, the Board of Directors approved the payment to Mr. Bassani of a quarterly cash payment of $5,000 for his services as a director.

Compensation of Members of the Board of Directors for Certain Advisory Services during Fiscal Year Ended December 31, 2012

On January 17, 2012, Dr. Finnegan entered into a senior advisory agreement with the Company, pursuant to which he was to provide certain consulting services to the Company in addition to his services as a director. Under the terms of the senior advisory agreement, Dr. Finnegan provided consulting services in the area of drug and technology development, among other things, for consideration of $18,000 per quarter.  The agreement was to terminate on the earlier of the completion of the services or the fourth anniversary of the date of the agreement. In connection with the senior advisory agreement, on January 25, 2012, the Company granted Dr. Finnegan a stock option to purchase 125,000 shares of common stock under the Plan with an exercise price of $3.20 per share. Effective May 9, 2012, we entered into a termination agreement terminating the advisory agreement with Dr. Finnegan.  No cash compensation was paid to Dr. Finnegan under this advisory agreement.  In addition, effective May 9, 2012, we also entered into an amendment to Dr. Finnegan’s option agreement which modifies the vesting schedule of the option to provide that the option to purchase 40% of the shares covered by the grant will vest on September 30, 2012, 40% will vest on March 31, 2013 and 20% will vest on September 30, 2013, provided that Dr. Finnegan is serving as a director, employee or consultant at the time of such vesting.  Pursuant to a second amendment to Dr. Finnegan’s stock option agreement, Dr. Finnegan has agreed to not sell more than 5% of the shares of the Company’s common stock acquired through the exercise of his stock option in any monthly period without the approval of the Board of Directors.

Effective April 1, 2012, we entered into an advisory agreement with director Dr. Kammer, the Chairman of our Board of Directors, pursuant to which Dr. Kammer will provide certain services to us in addition to his services as a director.  These services include providing management and advice regarding the operations of the registration clinical trials including start-up and on-going clinical operational and development activities, manufacturing and quality control of the clinical and commercial supplies, project and operational management, assistance in the identification of new drug delivery technologies that may be available for acquisition or license and assistance in the development of our intellectual property strategy. Under the terms of the advisory agreement, Dr. Kammer is to be compensated $10,000 per month in the form of common stock based on a per share price of $4.50. Dr. Kammer and the Company have agreed that the common stock issuable to Dr. Kammer as compensation under his advisory agreement is to be accrued and issued on a quarterly or annual basis. Upon the completion of a financing transaction yielding not less than $15,000,000, Dr. Kammer may unilaterally choose to be paid in either cash or common stock at the $4.50 per share price described above. As additional compensation under the advisory agreement, on April 1, 2012 the Company granted Dr. Kammer an option to purchase 60,000 shares of common stock under the Plan, which stock option has an exercise price of $4.50 per share, expires on May 31, 2017, and vests according to the following schedule:  15,000 shares vest on the date of grant and the remaining shares vest monthly over a two year period beginning on May 1, 2012.  The advisory agreement is to terminate on the earlier of the completion of the services or the second anniversary of the agreement. Pursuant to an amendment to Dr. Kammer’s advisory agreement, Dr. Kammer has agreed to not sell more than 5% of the shares of the Company’s common stock acquired as compensation under that agreement, through the exercise of stock options or otherwise, in any monthly period without the approval of the Board of Directors.

On July 18, 2012, the Board of Directors granted to Dr. Kammer 40,000 restricted stock units (“RSUs”) outside of the Plan in connection with his services as a consultant and advisor to the Company.  The RSUs are subject to certain performance-based vesting criteria, such that all 40,000 RSUs will vest at such time as the Company meets the primary endpoints of its Phase III clinical studies for Impracor.

Director Compensation Table

The following table shows the compensation paid in fiscal 2012 to our non-employee directors.  All compensation received by directors Dr. Brar and Mr. Baum, including compensation received by them for services as a director, is disclosed in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash		Stock Awards(1)(3)		Option Awards (2)(3)		Total
Robert J. Kammer, D.D.S.	$-		$269,444	(4)	$381,578	(5)	$651,022
Paul Finnegan, M.D.	$18,000	(6)	$-		$450,325	(7)	$468,325
Jeffrey J. Abrams, M.D.	$-		$-		$381,480	(8)	$381,480
Stephen G. Austin, CPA	$12,500		$-		$58,099	(9)	$70,599
August S. Bassani, Pharm.D.	$-		$-		$81,627	(10)	$81,627

(1)
Represents the dollar value of the restricted stock awards calculated on the basis of the fair value of the underlying shares of our common stock on the respective grant dates in accordance with FASB ASC Topic 718 and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each restricted stock award will depend on the price per share of our common stock at the time shares underlying the restricted stock awards are sold. The actual value realized by an executive may not be at or near the grant date fair value of the restricted stock awarded.

(2)
Reflects the dollar amount of the grant date fair value of awards granted during the respective fiscal years, measured in accordance with Accounting Standards Codification Topic 718 and without adjustment for estimated forfeitures. For a discussion of the assumptions used to calculate the value of option awards, refer to Note 7 "Shareholders’ Equity" of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(3)	The aggregate number of stock and option awards outstanding as of December 31, 2012 for each non-employee director are as follows:

Name	Shares Underlying Options Awards	Shares Underlying Stock Awards	Total
Robert J. Kammer, D.D.S.	85,000	60,000	145,000
Paul Finnegan, M.D.	150,000	-	150,000
Jeffrey J. Abrams, M.D.	87,250	-	87,250
Stephen G. Austin, CPA	17,123	-	17,123
August S. Bassani, Pharm.D.	7,603	-	7,603

(4)
Represents (i) 20,000 shares of common stock earned by but not yet issued to Dr. Kammer under his advisory agreement entered into with the Company on April 1, 2012, pursuant to which Dr. Kammer provides certain consultant and advisory services in addition to his services as a director and, among other compensation, earns $10,000 per month in the form of common stock based on a price per share of $4.50, and (ii) 40,000 RSUs granted to Dr. Kammer on July 18, 2012 outside the Plan in connection with his services as a consultant and advisor to the Company, which RSUs are subject to certain performance-based vesting criteria such that all 40,000 RSUs will vest at such time as the Company meets the primary endpoints of its Phase III clinical studies for Impracor.

(5)
Represents (i) a 2012 Director Option granted to Dr. Kammer, and (ii) an option to purchase up to 60,000 shares of common stock granted to Dr. Kammer on April 1, 2012 under the Plan pursuant to the terms of his advisory agreement with the Company, which agreement provides for, in addition to certain other compensation provided to Dr. Kammer under that agreement for his consulting and advisory services that is described in footnote (4) above, the grant to Dr. Kammer of this non-qualified stock option with an exercise price of $4.50 per share, an expiration date of March 31, 2017, and a vesting schedule as follows: 15,000 shares vest on the date of grant and the remaining shares vest in equal monthly installments over a two year period beginning on May 1, 2012.

(6)
Reflects the total amount paid to Dr. Finnegan under a senior advisory agreement entered into with the Company on January 17, 2012 and terminated on May 9, 2012. Such amount was paid in April 2012 prior to the termination of the agreement in exchange for services rendered under the agreement in the first quarter of 2012.

(7)
Represents (i) a 2012 Director Option granted to Dr. Finnegan, and (ii) an option to purchase 125,000 shares of common stock at an exercise price of $3.20 per share granted to Dr. Finnegan on January 25, 2012 under the Plan in connection with a senior advisory agreement entered with the Company on January 17, 2012, which agreement was terminated on May 9, 2012. Also effective May 9, 2012, we entered into an amendment to Dr. Finnegan’s option agreement which modifies the vesting schedule of the option to provide that the option to purchase 40% of the shares covered by the grant will vest on September 30, 2012, 40% will vest on March 31, 2013 and 20% will vest on September 30, 2013, provided that Dr. Finnegan is serving as a director, employee or consultant at the time of such vesting.

(8)
Represents (i) a 2012 Director Option granted to Dr. Abrams, and (ii) an option to purchase 60,000 shares of common stock granted to Dr. Abrams on April 1, 2012 under the Plan in consideration of his service as a director of the Company during 2011 and 2012, which option has an exercise price of $4.50 per share, a term of ten years, and vests in equal monthly installments over a one year period.

(9)
Represents an option to purchase up to 17,123 shares of our common stock granted to Mr. Austin on August 26, 2012 under the Plan, as consideration for his service as a director. That option has an exercise price of $4.50 per share, a term of five years, and vests in equal monthly installments over a period of one year commencing on January 1, 2013.

(10)
Represents an option to purchase up to 7,603 shares of our common stock granted to Mr. Bassani on December 14, 2012 under the Plan, as consideration for his services as a director. That option has an exercise price of $10.75 per share, has a term of five years, and vests monthly over a period of one year commencing on January 1, 2013.

Director Compensation Program for Fiscal Year Ending December 31, 2013

In the first quarter of fiscal 2013, the Compensation Committee and Board of Directors established a standard director compensation program.  A summary of the non-employee director compensation arrangements for fiscal 2013 (effective January 1, 2013) is set forth below.

Retainer and
Meeting Fees
Annual Board Retainer Fee:
All non-employee directors	$28,000
Annual Chairman Retainer Fees*:
Chairman of the Board	$16,000
Audit Committee Chairman	$10,000
Compensation Committee Chairman	$8,800
Nominating & Corporate Governance Committee Chairman	$4,800
Annual Committee Member Retainer Fees*:
Audit Committee	$7,200
Compensation Committee	$6,000
Nominating & Corporate Governance Committee	$3,200

*These fees are in addition to the Annual Board Retainer Fee, as applicable.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

In June 2013, the Board of Directors approved a one-time grant of 6,865 restricted stock units to non-employee directors.  The RSUs vest in full 13 months from the date of grant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of December 31, 2012:

EQUITY COMPENSATION PLAN INFORMATION (1)(2)

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options	Weighted- Average Exercise Price of Outstanding Stock Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,400,000	$5.26	1,477,888
Equity compensation plans not approved by security holders	200,000(3)	-	-
Total	2,600,000	$5.26	1,477,888

(1)	Includes the 2007 Incentive Stock and Awards Plan. See the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(2)
On January 25, 2012, the Board determined that it was in the best interests of the Company and its stockholders to amend the Plan to, among other things, increase the maximum number of shares issuable under the Plan by 675,000 shares to 750,000 shares, and to reserve such shares for issuance under the Plan, subject to stockholder approval, which was obtained on January 25, 2012 and became effective on February 26, 2012. Effective as of July 18, 2012, our Board of Directors and stockholders holding a majority of the Company’s outstanding voting power approved a further amendment to the Plan to increase the number of shares available for issuance under the Plan from 750,000 to 2,400,000 and to increase the per person limit on the maximum number of shares of the Company’s common stock that may be granted to an individual under the Plan in a calendar year.

(3)
On July 18, 2012, the Board granted to Mr. Baum, in connection with his services as the Chief Executive Officer of the Company, 160,000 restricted stock units (RSUs) and Dr. Kammer, in connection with his services as a consultant, 40,000 RSUs outside of the Plan.  The restricted stock units granted to Mr. Baum and Dr. Kammer are subject to certain performance-based vesting criteria.  See the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth the shares of our common stock beneficially owned by (1) each of our directors, (2) the named executive officers, (3) all of our directors and executive officers as a group, and (4) all persons known by us to beneficially own more than 5% of our outstanding voting stock.  We have determined the beneficial ownership shown on this table in accordance with the rules of the Securities and Exchange Commission. Under those rules, shares are considered beneficially owned if held by the person indicated, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security. Except as otherwise indicated in the accompanying footnotes, beneficial ownership is shown as of September 10, 2013.  Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power with respect to shares of common stock and the address is c/o Imprimis Pharmaceuticals, Inc. 12626 High Bluff Drive, Suite 150, San Diego, CA 92130.  All information regarding share amounts reflects our one-for-five reverse stock split effected on February 7, 2013.

Beneficial Owner	Amount and Nature of Beneficial Ownership
	Number of Shares	Percentage (1)
5% + Stockholders
John W. Fish, Jr. (2)	603,170	6.72%
Don Miloni (3)	1,243,513	13.75%
Professional Compounding Centers of America, Inc. (4)	832,682	9.29%

Directors and Officers
Jeffery J. Abrams, M.D. (5)	126,213	1.39%
Mark L. Baum, J.D. (6)	442,423	4.81%
Andrew R. Boll, CMA (7)	23,752	*
Balbir Brar, D.V.M., Ph.D. (8)	150,704	1.66%
Paul Finnegan, M.D. (9)	150,000	1.65%
Robert J. Kammer, D.D.S. (10)	1,020,175	11.26%
Stephen G. Austin, CPA (11)	15,696	*
August S. Bassani, Pharm.D. (12)	6,970	*
Joachim Schupp, M.D. (13)	46,325	*
All executives and directors as a group (8 persons)	1,831,554	18.89%

*	Represents less than 1%.
(1)
Applicable percentage ownership is based on 8,961,583 shares of our common stock outstanding as of September 10, 2013. Shares of common stock subject to options or warrants and convertible notes subject to conversion into shares of our common stock currently exercisable or convertible, or exercisable or convertible within 60 days after September 10, 2013 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, warrants or convertible notes, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)	Includes 10,190 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 10, 2013.
(3)
Includes 878,576 shares held in his name, 25,316 shares held by Mr. Miloni’s spouse, 151,899 shares held by 1425 Greenwood Lane, LLC, of which Mr. Miloni is the beneficial owner, 102,766 shares held by RCHER Financial, LLC, of which Mr. Miloni is a beneficial owner and 84,956 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 10, 2013 (of which Mr. Miloni holds warrants to acquire 15,282 shares, Mr. Miloni’s spouse holds warrants to acquire 6,329 shares, 1425 Greenwood Lane, LLC holds warrants to acquire 37,975 shares, and RCHER Financial, LLC holds warrants to acquire 25,370 shares).

(4)	The address for Professional Compounding Centers of America, Inc. is 9901 South Wilcrest Dr., Houston, TX 77099.
(5)
Jeffrey J. Abrams, M.D., a director, is a trustee of the Abrams Family Trust, which owns 39,063 shares of our common stock. Dr. Abrams has sole voting and investment control with respect to the shares of common stock owned by the Abrams Family Trust. Includes 87,150 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013.

(6)
Includes 230,625 shares of common stock issuable upon the exercise of stock options and 2,413 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 10, 2013.

(7)	Includes 23,752 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013.
(8)	Includes 137,500 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013. Effective May 2, 2013, Dr. Brar resigned as our President.
(9)	Includes 150,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013.
(10)
Includes 75,625 shares of common stock issuable upon the exercise of stock options, 4,444 shares of common stock to which Dr. Kammer is entitled for services performed under his advisory agreement, and 15,282 shares of common stock issuable upon the exercise of warrants exercisable within 60 days of September 10, 2013.

(11)	Includes 15,696 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013.
(12)	Includes 6,970 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013.
(13)	Includes 46,325 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of September 10, 2013.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are the Company’s stockholders will be “householding” our consent solicitation materials. A single Consent Solicitation Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Consent Solicitation Statement, please notify your broker, direct your written request to Imprimis Pharmaceuticals, Inc., c/o Corporate Secretary, 12626 High Bluff Drive, Suite 150, San Diego, CA 92130 or call Investor Relations at (858) 704-4040. Stockholders who currently receive multiple copies of the Consent Solicitation Statement at their address and would like to request “householding” of their communications should contact their brokers.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2014 proxy statement, a stockholder’s proposal must be received by us no later than March 19, 2014, unless the date of our 2014 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary date of the 2013 Annual Meeting of Stockholders, in which case in which case such proposals must be received by the Company a reasonable time before the Company begins to print and send applicable proxy materials. In addition, stockholder proposals must otherwise comply with Rule 14a-8 under the Exchange Act.

ADDITIONAL INFORMATION

Additional information regarding the Company, its business, its capital stock, and its financial condition is included in the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, as well as its other filings with the Securities and Exchange Commission (“SEC”).  Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as its other filings with the SEC, are available without charge upon written request by any stockholder to Imprimis Pharmaceuticals, Inc., 12626 High Bluff Drive, Suite 150, San Diego, CA 92130, Attn: Corporate Secretary.

OTHER MATTERS

The Board of Directors is not aware of any matter other than those described in this Consent Solicitation Statement that is to be presented for the consent of the stockholders.

By Order of the Board of Directors /s/ Robert J. Kammer Chairman of the Board of Directors

IMPRIMIS PHARMACEUTICALS, INC. 12626 HIGH BLUFF DRIVE, SUITE 150 SAN DIEGO, CA 92130
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IMPRIMIS PHARMACEUTICALS, INC.

WRITTEN CONSENT SOLICITED
ON BEHALF OF THE BOARD OF DIRECTORS OF IMPRIMIS PHARMACEUTICALS, INC.

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS CONSENT WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED.

The undersigned, without the formality of convening a meeting, does hereby consent with respect to all of the shares of common stock of Imprimis Pharmaceuticals, Inc. held by the undersigned, to the adoption of the following:
	For	Against	Abstain

1.
To amend the Company’s 2007 Incentive Stock and Awards Plan (the “Plan”) to increase the number of shares of common stock authorized for issuance under the Plan from 2,400,000 shares to 5,000,000 shares.
	■ ¯	■ ¯	■ ¯

2.
To amend the Plan to increase the maximum number of shares of restricted stock or restricted stock units intended to be “performance-based compensation” that may be granted under the Plan to an individual in a calendar year from 600,000 shares to 1,250,000 shares.
	■ ¯	■ ¯	■ ¯

[MARK ONLY ONE OF THE THREE BOXES ON THE RIGHT SIDE]

Please sign exactly as the name or names appear(s) on your stock certificate(s). If the shares are issued in the names of two or more persons, all such persons should sign the consent form. A consent executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees, and partners should indicate their titles when signing

Annex A

Amendment to the Imprimis Pharmaceuticals, Inc.

Amended and Restated 2007 Incentive Stock and Awards Plan

This Amendment to the Imprimis Pharmaceuticals, Inc. Amended and Restated 2007 Incentive Stock and Awards Plan (the “Plan”) is effective as of _____________.

The Plan is hereby amended by replacing Section 4(a) in its entirety as follows:

 (a)           Subject to adjustment as provided in Section 9 hereof, a total of Five Million (5,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Stock”), shall be subject to the Plan.  The shares of Stock subject to the Plan shall consist of unissued shares, treasury shares or previously issued shares held by any Subsidiary of the Company, and such number of shares of Stock shall be and is hereby reserved for such purpose.  Any of such shares of Stock that may remain unissued and that are not subject to outstanding Options or Restricted Stock Units at the termination of the Plan shall cease to be reserved for the purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan.  Should any Option or award of Restricted Stock or Restricted Stock Units expire or be canceled prior to its exercise or vesting in full or should the number of shares of Stock to be delivered upon the exercise or vesting in full of an Option or award of Restricted Stock or Restricted Stock Units be reduced for any reason, the shares of Stock theretofore subject to such Option, Restricted Stock or Restricted Stock Units may be subject to future Options, Restricted Stock or Restricted Stock Units under the Plan.

The Plan is hereby further amended by replacing Section 4(c) in its entirety as follows:

 (c)           For awards of Restricted Stock or Restricted Stock Units that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the maximum number of shares of Stock with respect to which such awards may be granted to any Grantee in any calendar year shall be One Million Two Hundred Fifty Thousand (1,250,000) shares.  The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 9, below.  Subject to the terms of the Plan, awards of Restricted Stock or Restricted Stock Units that are intended to qualify as performance-based compensation under Section 162(m) of the Code shall be subject to satisfaction of performance criteria.  The performance criteria established by the Committee may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment (ix) operating income, (x) net operating income, (xi) pre-tax profit (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share.  The performance criteria may be applicable to the Company, Subsidiaries and/or any individual business units of the Company or any Subsidiary.  Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Restricted Stock or Restricted Stock Unit agreement.  In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Committee, occurring after the establishment of the performance criteria applicable to the award intended to be performance-based compensation.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an award intended to be performance-based compensation.